UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________
 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2013
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Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)
 ___________________________

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 25, 2013, Silicon Graphics International Corp. (the "Company") and its subsidiary Silicon Graphics Federal, Inc. entered into Amendment Number Four (the "Amendment") to the Credit Agreement, dated as of December 5, 2011, (as amended, the "Credit Facility"), with certain lenders (the "Lenders") and Wells Fargo Capital Finance, LLC, as administrative agent for the Lenders.

Among other things, the Amendment (1) at the Company's request, reduces the total revolver availability under the Credit Facility from $40 million to $25 million while maintaining a $10 million accordion feature that, if exercised, could allow the Company to increase the potential total availability up to $35 million, (2) enables the Company to sell, license or dispose of its intellectual property in the ordinary course of business so long as the assets to be disposed are not material to the operation of the business of the Company and its subsidiaries on a consolidated basis and the Company observes certain other restrictions, (3) reduces the rate charged for the unused portion of the line, (4) expands eligibility criteria and concentration limits used in calculating the borrowing base on the Company's accounts receivable, and (5) reduces the frequency and related cost of certain appraisals and reviews conducted by the Lenders.

As of February 26, 2013, the Company does not have any outstanding loans under the Credit Facility. Reducing the total revolver availability reduces the Company's expenses related to unused line fees. The Company believes that the reduced total revolver availability under the Credit Facility more closely aligns with its anticipated borrowing base while providing sufficient capacity to meet its liquidity requirements for the foreseeable future.

The foregoing description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

In connection with a periodic review of executive compensation, on February 20, 2013, the Compensation Committee of the Company's Board of Directors approved revisions to the severance arrangements set forth in the employments agreements for Anthony Carrozza, the Company's Executive Vice President of Worldwide Sales, and Jennifer Pileggi, the Company's Senior Vice President, General Counsel and Corporate Secretary (each, an “Executive”) to provide that (1) in the event that, within twelve months following a Change in Control of the Company, the Executive's employment is terminated by the Company without Cause, or by such executive officer for Good Reason, he or she will be entitled to receive (i) the full amount of his or her respective annual performance bonus at target and a prorated performance bonus for time worked in the fiscal quarter in which the termination occurred and (ii) full vesting of all equity awards upon the closing of the Change in Control (which benefits are in addition to a severance payment of twelve months base salary in effect at the time of the Executive's respective employment termination date and COBRA health benefits for twelve months post-termination that the Executive was previously entitled to receive pursuant to his or her respective employment agreement) and (2) in the event that the Executive's employment is terminated without Cause or for Good Reason, at any time other than during the twelve month period following a Change in Control, he or she will be entitled to receive a prorated performance bonus for time worked in the fiscal quarter in which the termination occurred (which benefits are in addition to a severance payment of six months base salary in effect at the time of the Executive's respective employment termination date and COBRA health benefits for six months post-termination that the Executive was previously entitled to receive pursuant to his or her respective employment agreement). The Company does not currently anticipate a change in control of the Company. The above-mentioned revisions to the severance arrangements of Mr. Carrozza and Ms. Pileggi are consistent with benchmarking information, create parity in such benefits among the Company's named executive officers, help the Company to remain competitive, retain executive officers, focus executive officers on stockholder interests when considering strategic alternatives, and provide income protection in the event of involuntary loss of employment. Capitalized terms used herein and not otherwise defined are defined in the employment agreement of each Executive.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Title

10.1
Amendment Number Four to Credit Agreement dated as of February 25, 2013, by and among the Company and Silicon Graphics Federal, Inc., the Lenders that are signatories thereto and Wells Fargo Capital Finance, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
	By:	/s/ Jennifer W. Pileggi
Dated: February 26, 2013		Jennifer W. Pileggi
Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

10.1
Amendment Number Four to Credit Agreement dated as of February 25, 2013, by and among the Company and Silicon Graphics Federal, Inc., the Lenders that are signatories thereto and Wells Fargo Capital Finance, LLC.